UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2014

Bluerock Residential Growth REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54946	26-3136483
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 9th Floor New York, NY 10019
(Address of principal executive offices)

(212) 843-1601
(Registrant’s telephone number, including area code)

None.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	re-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

As previously disclosed by Bluerock Residential Growth REIT, Inc., or the Company, in its Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 28, 2014, on February 24, 2014, BR Creekside, LLC, or BR Creekside, a special-purpose entity in which the Company holds a 24.706% indirect equity interest, entered into a Purchase and Sale Agreement and Joint Escrow Instructions, or Purchase Agreement, with Steadfast Asset Holdings, Inc., a California corporation, or Steadfast, an unaffiliated third party, for the sale of BR Creekside’s entire interest in The Reserve at Creekside Village, a 192-unit garden-style apartment community located in Chattanooga, Tennessee, or the Creekside Property. The sale price for the Creekside Property was to be $19.1 million, subject to certain prorations and adjustments typical in a real estate transaction. The net proceeds to the Company, after payment of closing costs and fees, were expected to be approximately $1.3 million.

The Purchase Agreement provided Steadfast with a period of time to inspect the Creekside Property, or the Due Diligence Period, through March 3, 2014. Pursuant to the Purchase Agreement, Steadfast exercised its right to terminate the Purchase Agreement prior to the expiration of the Due Diligence Period by delivering written notice of termination of the Purchase Agreement to BR Creekside on March 3, 2014 and the Purchase Agreement was effectively terminated as of March 3, 2014. In connection with the termination of the Purchase Agreement, Steadfast received a return of its earnest money in the amount of $250,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

Dated: March 7, 2014	By:	/s/ Christopher J. Vohs
Christopher J. Vohs
Chief Accounting Officer